Exhibit 10.4

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

Execution Version

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective as of June 20, 2005 (the “Effective Date”), is entered into by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland having offices at Shannon Airport House, Shannon, County Clare, Ireland (“XOMA”), and Merck & Co., Inc., a corporation organized under the laws of the State of New Jersey having offices at One Merck Drive, Whitehouse Station, NJ 08889, U.S.A. (“Merck”).

BACKGROUND

A. XOMA is the owner or exclusive licensee of certain patent rights and know-how relating to bacterial cell expression, and Merck wishes to acquire non-exclusive licenses under such patent rights and a right to receive and use such know-how; and

B. XOMA is willing to grant Merck, on its own behalf and on behalf of Merck Affiliates or Merck Collaborators (both as defined below), non-exclusive licenses, on the terms and conditions set forth below, in order to permit Merck, Merck Affiliates and Merck Collaborators to engage in certain research, development, production and commercial activities.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article:

1.1 “Affiliate” means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For purposes of this Section 1.1, “control” (including, with correlative meanings, the terms “controlled” and “controlling”) means, with respect to a corporation or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject corporation or other entity, whether through the ownership of voting securities, by agreement or otherwise.

1.2 “Antibody Expression” means the use of Merck Antibody Phage Display Materials at the Merck Authorized Sites, or the use of Licensed Antibody Expression Materials to conduct Research and Development.

1.3 “Article 2 Product” means a Product in which the Licensed Immunoglobulin was discovered, isolated, or characterized using materials or methods that constitute the practice of the XOMA Patent Rights or, if any, the use of XOMA Know-How under the licenses granted under Article 2.

1.4 “Article 3 Product” means a Product in which the Licensed Immunoglobulin was made or had made by or on behalf of Merck or a Merck Affiliate at a Merck Authorized Site or XOMA Authorized Site under conditions which constitute the practice of the XOMA Patent Rights or, if any, the use of XOMA Know-How under the licenses granted under Article 3.

1.5 “Article 2/Article 3 Product” means a Product that is both an Article 2 Product and an Article 3 Product.

1.6 [*]

1.7 [*]

1.8 “Change in Control” as used in Section 9.2 and 9.3 means, with respect to Merck or XOMA Ltd.: (a) any transaction or series of transactions as a result of which any person or group (as defined under the U.S. Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of more than [*] of the total voting power of such entity’s equity securities or otherwise gains control of such entity, or (b) if such entity is involved in a merger, reorganization or consolidation; provided that, as a result of such merger, reorganization or consolidation, the shareholders of Merck or XOMA Ltd., as applicable, immediately prior to the closing thereof do not own immediately after such closing at least [*] of the voting power of Merck or XOMA Ltd., as the case may be, or the surviving entity, or the parent of the surviving entity, or (c) if there is a sale of all or substantially all of such entity’s assets or business relating to this Agreement.

1.9 “Combination Product” means a Merck Product sold in the form of a combination product containing one or more therapeutically active ingredients (other than a Licensed Immunoglobulin) in combination with a Licensed Immunoglobulin. All references to Merck Product in this Agreement shall be deemed to include Combination Product.

1.10 “Commercial Antibody Engineering Business” means, under conditions which but for the licenses granted hereunder would constitute infringement or would induce the infringement of a Valid Claim, the business of isolating, engineering, modifying or altering antibodies for any purpose (including, without limitation, to optimize or otherwise modify) on behalf of or for the benefit of a Third Party on a fee for service basis or under conditions where the party providing the service does not retain control and substantial scientific, financial and marketing risk with respect to the result or subject matter of such services.

1.11 “Commercial Antibody Evolution Business” means, under conditions which but for the licenses granted hereunder would constitute infringement or would induce the infringement of a Valid Claim, the business of modifying or altering antibodies discovered by a Third Party for any purpose (including, without limitation, to optimize or humanize or otherwise modify an attribute of the antibody) on behalf of or for the benefit of a Third Party on a fee for service basis or under conditions where the party providing the service does not retain control and substantial scientific, financial and marketing risk with respect to the result or subject matter of such services.

1.12 “Commercial Antibody Display Business” means, under conditions which but for the licenses granted hereunder would constitute infringement or would induce the infringement of a Valid Claim, the business of out-licensing, commercial manufacturing, selling, (including, to offer, import or export for sale) antibody display services, antibody display libraries, products for use in antibody display, and antibody display materials, including, without limitation, antibody phage display libraries or antibody phage display materials.

1.13 “Confidential Information” means any proprietary or confidential information, data or material disclosed by a party to the other party pursuant to this Agreement, which is (a) disclosed in tangible form hereunder and is designated thereon as “Confidential” at the time it is delivered to the receiving party, or (b) disclosed orally hereunder and identified as confidential or proprietary when disclosed and such disclosure of confidential information [*].

1.14 “Control” and “Controlled By” With respect to any item of or right under patent rights, know how or other intellectual property, “Control” or “Controlled by” means the possession of (whether by ownership or license) the ability of a party to grant access to, or a license or sublicense of, such item or right subject to and without violating the terms of any agreement or other arrangement with any Third Party. With respect to the practice of any method of a Valid Claim or any composition of matter or article of manufacture arising out of this Agreement, “Control” or “Controlled by” means that such composition of matter, article of manufacture or method was or is, as applicable, created, owned, licensed, used and/or practiced by Merck and/or a Merck Affiliate on their own behalf, or on behalf of or with a Merck Collaborator under conditions where Merck or a Merck Affiliate retains decision-making power and substantial scientific and financial risk with respect to such composition of matter or article of manufacture.

1.15 “Development Service Provider” means a Third Party who, under an agreement with and at the direction of Merck, a Merck Affiliate or a Merck Collaborator, provides bona fide development services in support of activities otherwise authorized by and in conformity with this Agreement. No Third Party may be deemed a Development Service Provider under this Agreement if it has an economic interest or stake (other than a reasonable fee for service), including, without limitation, a royalty interest, in the outcome of the services it provides.

1.16 “Dispose” means to transfer, assign, lease, or in any other fashion, dispose of control, ownership or possession, but shall not mean to license or sell. “Disposition” shall have the correlative meaning.

1.17 “Existing Merck Collaborators” means those Merck Collaborators meeting the criteria set out in Section 1.27 (b) and (c) as of the Effective Date that are also listed on Schedule 1.17.

1.18 “First Commercial Sale” means, with respect to any Merck Product, the first sale for end use or consumption of such Merck Product in a country after Marketing Authorization,

excluding, however, any sale for use in a clinical trial or for demonstration, testing or promotional purposes.

1.19 “Immunoglobulin” means any molecule, including, without limitation, full immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and ScFv, Fv and Fab molecules, that has an amino acid sequence by virtue of which it specifically interacts with an antigen and wherein that amino acid sequence comprises a functionally operating region of an antibody variable region including, without limitation, any naturally occurring or recombinant form of such a molecule.

1.20 “Licensed Antibody Expression Materials” means any composition of matter or article of manufacture, other than Merck Antibody Phage Display Materials, Controlled by, as applicable, Merck or a Merck Affiliate that comprises:

(a) any polynucleotide sequence encoding:

(i) an Immunoglobulin that is capable of being translocated to the periplasm of a bacterial host cell; and/or

(ii) an Immunoglobulin that is operably linked to a bacterially functional signal sequence; and/or

(iii) an Immunoglobulin that is capable of being secreted and/or expressed in a prokaryote and retain its binding or other function without subsequent refolding; or

(b) any vector containing any polynucleotide sequence described in clause 1.20 (a); or

(c) any prokaryote transformed with any vector or polynucleotide described in clause 1.20 (a) or (b); or

(d) any material covered by the XOMA Patent Rights, which is used to make and use any: polynucleotide described in clause 1.20 (a); vector described in clause 1.20 (b); or prokaryote described in clause 1.20 (c).

For the avoidance of doubt, and without expanding the definition thereof, specifically excluded from the definition of Licensed Antibody Expression Materials are (a) any materials used for or suitable for use to display a specific Immunoglobulin in or from any organism or system other than in a prokaryote or (b) any article of manufacture or composition of matter when used for the expression or secretion of an Immunoglobulin in or from any organism or system other than in a prokaryote.

1.21 “Licensed Immunoglobulin” means, to the extent Controlled by Merck or a Merck Affiliate, any Immunoglobulin:

(a) discovered, isolated or characterized by Merck or a Merck Affiliate directly out of the use of (i) Merck Antibody Phage Display Materials at a Merck Authorized Site or (ii) Licensed Antibody Expression Materials; or

(b) discovered, isolated or characterized, by a Merck Collaborator directly out of the use of Licensed Antibody Expression Materials; or

(c) acquired or in-licensed by Merck or a Merck Affiliate in accordance with the provisions set forth in Section 9.3.

1.22 “Manufacturing Field” means the production by Merck of an Immunoglobulin for the treatment, diagnosis, prevention and/or prophylaxis of a human or animal disease state or condition, other than via active immunization or vaccination, in quantities which exceed Research Quantities, and shall include commercial, industrial or clinical scale production, including process validation batches or supplies suitable for a clinical trial. Specifically excluded from the Manufacturing Field is any Immunoglobulin which, at the time of manufacture and thereafter, is not Controlled by Merck or a Merck Affiliate.

1.23 “Marketing Authorization” means any approval (including applicable pricing and governmental reimbursement approvals) required from the relevant regulatory or other competent authority to market or sell a Merck Product in any country.

1.24 “Merck Affiliate” means, with respect to the provisions of Article 2 any Affiliate of Merck as of the Effective Date or as provided in Section 9.3, and with respect to the remainder of this Agreement any Affiliate of Merck. Expressly excluded from the definition of Merck Affiliate is [*]. For the avoidance of doubt, the grant, if any, of any rights or licenses under XOMA Patent Rights or XOMA Know-How pursuant to this Agreement to any Merck Affiliate shall be effective only as of the date such entity becomes an Affiliate of Merck. Any rights or licenses granted to a Merck Affiliate automatically terminate upon the effective date of any Change of Control of such Merck Affiliate.

1.25 “Merck Antibody Phage Display Materials” means, when Controlled by Merck or a Merck Affiliate, (i) any collection or library of polynucleotide sequences which encodes at least one Immunoglobulin and which is contained in bacteriophage and/or bacteriophage or phagemid cloning vectors capable of propagation in bacteria; or (ii) any collection or library of bacteriophage wherein an Immunoglobulin is expressed as a fusion protein comprising an Immunoglobulin, or at least a functionally operating region of an antibody variable region, and an outer surface polypeptide of a bacteriophage, excluding any articles of manufacture or compositions of matter when used for display, expression or secretion of an Immunoglobulin in or from any organism or system other than a prokaryote.

1.26 “Merck Authorized Sites” means (a) as it relates to Research and Development, any location(s) under the exclusive management of Merck or a Merck Affiliate and (b) as it relates to activities within the Manufacturing Field, where each of up to three (3) locations are under the exclusive management of Merck or a Merck Affiliate and are specified in writing to XOMA, but shall not include a XOMA Authorized Site.

1.27 “Merck Collaborator” means a Third Party:

(a) who has complied with the requirements of Section 2.5;

(b) who has entered into a written arrangement with Merck under which Merck or a Merck Affiliate retains Control with respect to the research, development and commercialization of any composition of matter or article of manufacture, including, without limitation, any Licensed Immunoglobulin or Merck Product, which is the subject of such a written arrangement; and

(c) (i) on whose behalf Merck or a Merck Affiliate engages in Antibody Expression or

(ii) to whom Merck or Merck Affiliates transfers Licensed Antibody Expression Materials or Licensed Immunoglobulins; or

(iii) from whom Merck in-licenses a target for development or commercialization; or

(iv) to whom XOMA has granted a license under XOMA Patent Rights to make, have made, use and/or transfer Immunoglobulins under conditions which constitute the practice of the XOMA Patent Rights, provided, however, that (A) the activities under this Agreement are not inconsistent with or violate the terms of such license and (B) the terms of this Agreement shall govern any activities undertaken by or on behalf of a Merck Collaborator.

No Third Party shall be deemed to be a Merck Collaborator to the extent such Third Party is engaged in activities constituting a Commercial Antibody Engineering Business, Commercial Antibody Evolution Business or Commercial Antibody Display Business unless such Third Party has entered into a written agreement with XOMA pursuant to which XOMA grants to such Third Party a license or covenant not to sue under the XOMA Patent Rights to make, have made, use and/or transfer Immunoglobulins under conditions which constitute a Commercial Antibody Engineering Business, Commercial Antibody Evolution Business or Commercial Antibody Display Business, provided, [*].

1.28 “Merck Field” means (a) Research and Development; and (b) any and all human and animal uses, other than any Non-Approved Uses. For the avoidance of doubt, activities within the veterinary or animal field are included in the definition of the term Merck Field.

1.29 “Merck Product” means, collectively, an Article 2 Product, an Article 3 Product and an Article 2/Article 3 Product.

1.30 “Net Sales” means the gross invoice price of Merck Product sold by Merck, Merck Affiliates and Merck Selling Entities (which term does not include Third Parties that function as distributors) to the first Third Party (other than a Merck Selling Entity) after deducting, if not previously deducted, from the gross amount invoiced by Merck, the Merck Affiliate, or the Merck Selling Entity the following items:

(a) trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

(b) excises, sales taxes or other taxes imposed upon and paid directly with respect to such sales (excluding national, state or local taxes based income);

(c) amounts repaid or credited by reason of rejections, defects, recalls, allowances or returns or because of rebates or retroactive price reduction;

(d) freight, transportation and insurance; and

(e) [*].

With respect to sales of Combination Products and on a country-by-country basis, the “Net Sales” for royalty purposes shall be calculated by [*]. All invoice prices of the Merck Product and the Combination Product shall be calculated as the average invoice price of such active ingredients during the applicable accounting period for which the Net Sales are being calculated.

If a Merck Product is sold in any country only in the form of a Combination Product, Net Sales for royalty purposes shall be calculated on the basis of [*].

1.31 “Non-Approved Uses” means (a) catalog or on-line sales of cloning or expression vectors, reagents or research or commercial kits other than diagnostic or therapeutic products; (b) plant science or agricultural applications, other than the expression of an Immunoglobulin in a plant for use within the Merck Field; (c) other than Merck Antibody Phage Display Materials, the creation or expression of peptides or polypeptides associated with any replicable genetic package, including, without limitation, display on a bacteriophage and/or (d) identification, selection or expression of proteins, reagents, and/or enzymes or compositions of matter for purely industrial uses, other than the use of a Licensed Immunoglobulin in the process of making a Merck Product, or which are solely useful in the chemical industry and/or industrial manufacturing processes, including, without limitation, the identification, selection or expression of catalytic antibodies.

1.32 “Phase I Trial” means a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological or antigenic effect of a Merck Product in human subjects or that would otherwise satisfy the requirements of 21 CFR 312.21(a).

1.33 “Phase III Trial” means a pivotal human clinical trial in any country the results of which could be used to established safety and efficacy of a Merck Product as a basis for a Marketing Authorization application that would satisfy the requirements of 21 CFR 312.21(c).

1.34 “Product” means a pharmaceutical, diagnostic or biological preparation (including, without limitation, any diagnostic, prophylactic or therapeutic product) containing a

Licensed Immunoglobulin in final form ready for sale and, with respect to the obligations under Sections 4.4 (Article 2 Product Milestone Payments), 4.5 (Article 3 Product Milestone Payments) and 4.6 (Milestone Payments - General), such a preparation administered to human patients in a clinical trial.

1.35 “Research and Development” means pre-clinical creation, identification, analysis, research, characterization or development of actual or potential products (including, without limitation, antibody arrays or chips) for any purpose, including the discovery and development of therapeutics. Included within the definition of Research and Development, without limiting such definition, shall be the identification, selection, isolation, purification, characterization, study and/or testing of an Immunoglobulin and all in vitro screening or assays customarily performed in pre-clinical research. Research and Development shall not include clinical, commercial or industrial manufacture of Immunoglobulins or any activities primarily directed to the creation of such capacities.

1.36 “Research Quantities” means those quantities required for Research and Development purposes.

1.37 “Third Party” means any person or entity other than Merck, XOMA, or their respective Affiliates.

1.38 “Valid Claim” means a claim of an issued and unexpired patent included within the XOMA Patent Rights which claim has not been revoked, held unenforceable, or held invalid in a final decision of a court of competent jurisdiction, unappealed or from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.39 “XOMA Know-How” means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols that are: (a) Controlled by XOMA (or its Affiliates) as of the date such information is transferred to Merck in accordance with this Agreement; (b) not generally known and (c) that constitutes the then standard package of materials and information generally provided by XOMA to its manufacturing licensees and/or research licensees (as applicable). XOMA Know-How shall not include the XOMA Patent Rights. All XOMA Know-How shall be Confidential Information of XOMA.

1.40 “XOMA Ltd.” means XOMA Ltd., a company organized under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HMII, Bermuda.

1.41 “XOMA Patent Rights” means the patent applications and patents listed on Schedule 1.41 hereto, and all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof and all patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any patents or patent applications, whether now existing or obtained in the future, owned or Controlled by XOMA (or its

Affiliates) containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications or patents).

[*]

In addition, the following terms are defined in the corresponding sections indicated below:

Term	Section
AAA	9.12(a)
Acquired Immunoglobulins	9.3(b)
Acquisition Entity	9.3(a)
Annual Maintenance Fee	4.2
Article 2 Milestone Payment	4.4
Article 3 Milestone Payment	4.5
[*]	4.7(e)
Closing	9.3(a)
Merck Selling Entity	2.1(b)
Pending Patent Claim	4.7(d)
Records	2.6(c)
Release	2.9
Release Fee	9.3(b)
Retrospective Period	4.7(d)
Title XI	9.9
Transferred Materials	2.5(a)
XOMA Authorized Site	3.2
XOMA Indemnified Party	7.1
XOMA Liability	7.1

All of the above definitions are intended to encompass the defined terms in both the singular and plural forms.

ARTICLE 2

GRANT OF RIGHTS

2.1 License Grants.

(a) Subject to the other terms and conditions of this Agreement, XOMA hereby grants to Merck a non-exclusive worldwide, non-transferable (other than as provided in Section 9.2) license within the Merck Field, without any right to sublicense (except to Merck Affiliates), under the XOMA Patent Rights and the XOMA Know-How:

(i) solely on behalf of Merck, or on behalf of Merck Affiliates and Merck Collaborators, to:

(A) engage in Antibody Expression;

(B) make and use Merck Antibody Phage Display Materials for Research and Development purposes at the Merck Authorized Sites, including to discover Immunoglobulins;

(C) make and use Licensed Antibody Expression Materials for Research and Development purposes, including to discover, isolate, characterize, modify, make (but not commercially manufacture) or develop Immunoglobulins;

(D) engage in Research and Development;

(E) make, have made or use Research Quantities of Licensed Immunoglobulins; and

(F) transfer to and receive from Merck Collaborators and Development Service Providers, Licensed Antibody Expression Materials, Merck Antibody Phage Display Materials (but only at the Merck Authorized Sites), and Research Quantities of Licensed Immunoglobulins; and

(ii) use, sell, offer to sell, import and export any Merck Product and to seek approvals from regulatory agencies in any country of the world to market and sell Merck Products.

(b) Merck is entitled to grant a license to Third Parties solely as is necessary for such Third Parties to sell Merck Product(s) on behalf of Merck and Merck Affiliates, and any such licensee shall be referred to in this Agreement as a “Merck Selling Entity.” The term “Merck Selling Entity” shall not include Third Parties that function as distributors. Merck shall remain responsible for the performance of any Merck Selling Entities and for any failure of a Merck Selling Entity to abide by the terms of this Agreement applicable to such Merck Selling Entity, including, without limitation, Sections 4.7 (Royalties), 4.9 (Payments; Currency), 4.10 (Payment Reports and Timing) and 4.11 (Payment Records and Audits).

(c) For the avoidance of doubt, but without limiting the scope of the license granted above, the license granted to Merck under this Section 2.1:

(i) does not permit Merck or any Merck Collaborator to manufacture, other than Research Quantities, Merck Products using any process which would infringe a Valid Claim (it being understood that manufacturing rights are covered by Article 3 of this Agreement, and are separate and independent from the licenses and rights granted pursuant to this Section 2.1);

(ii) neither limits or applies to the conduct by Merck or its Affiliates, on their own behalf, or on behalf of their research or development collaborators (including Merck Collaborators), of any of the activities described in subsections 2.1 (a)(i) through (a)(ii) to the extent that the conduct of such activities, absent the license granted in this Section 2.1 would not infringe any of the XOMA Patent Rights or result in the misappropriation of XOMA Know-How;

(iii) does not permit Merck to make or use Merck Antibody Phage Display Materials at any location other than the Merck Authorized Sites; and

(iv) is personal to Merck, Merck Affiliates and, as applicable, Merck Collaborators, and is to be used on behalf of any Merck Collaborator only in respect of or in connection with the activities that such Merck Collaborator is engaged in that are the basis for meeting the definition of Merck Collaborator, as the case may be, and not any other activities. Notwithstanding that such license is personal, the parties intend that such license rights: (A) transfer with any assignment or sale of, or grant of an exclusive license (with the right to enforce) under, the applicable XOMA Patent Rights and (B) without limiting or expanding the provisions of Section 9.2, shall be binding upon any permitted successors or assigns of XOMA (and its Affiliates).

2.2 Covenant Not To Sue. In partial consideration of the payments set out in Article 4, XOMA covenants that it shall not initiate or permit any XOMA Affiliate or any Third Party over whom it has control or who obtains from XOMA a right to enforce the XOMA Patent Rights to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How, if any, against Merck, a Merck Affiliate, a Merck Selling Entity or any Merck Collaborator with respect to activities permitted under the provisions of this Agreement. For the avoidance of doubt, this covenant not to sue extends to Merck Collaborators who, solely on their own behalf, but only as a Merck Collaborator, or on behalf of Merck or Merck Affiliates, make or use Research Quantities of a Licensed Immunoglobulin under conditions otherwise authorized by this Agreement or make or use a Licensed Immunoglobulin in accordance with the provisions of Article 3 where such activities are reasonably related to a Licensed Immunoglobulin. For the avoidance of doubt, this covenant not to sue extends only to compositions of matter or articles of manufacture Controlled by Merck, a Merck Affiliate or a Merck Collaborator (but in the case of a Merck Collaborator only to the extent such Control by such Merck Collaborator is otherwise authorized under this Agreement). The parties agree that the covenant not to sue provided by this Section 2.2 (a) is a covenant that transfers with any assignment or sale of, or grant of an exclusive license (with the right to enforce) under, the applicable XOMA Patent Rights and (b) without limiting or expanding the provisions of Section 9.2, shall be binding upon any permitted successors or assigns of XOMA (and its Affiliates). The covenant not to sue provided by this Section 2.2:

(i) shall not preclude a claim of infringement or misappropriation of the XOMA Know-How, if any, arising out of making or the means or methods used to make any amount other than Research Quantities of Licensed Immunoglobulin or Merck Product under conditions which are outside the grant of rights and licenses under Article 3;

(ii) shall become voidable by XOMA as to any Third Party who, as a Merck Collaborator, claims its benefit but fails to materially discharge or comply with any term of its written agreement with Merck provided for in Section 2.5, but only with respect to such entity or person. Merck will use commercially reasonable efforts to keep itself apprised of facts which would put a reasonable person on notice of such a failure or lack of compliance. If Merck becomes aware or otherwise determines that a Merck Collaborator fails to materially discharge or comply with any term of its written agreement with Merck provided for in Section 2.5, Merck shall inform such Merck Collaborator of such failure or lack of compliance and request that such Merck Collaborator cure such failure or lack of compliance. If such Merck Collaborator does not cure any actual failure or lack of compliance within [*] of so being informed by Merck, then such Merck Collaborator shall lose its status as a Merck Collaborator under this Agreement and all applicable licenses and rights granted to such Merck Collaborator under this Agreement (but not any licenses or rights so granted to Merck) shall be deemed void as of the date of such actual failure or lack of compliance;

(iii) is personal to Merck, Merck Affiliates and, as applicable, any Merck Collaborator and, except as provided for in Section 9.2, cannot be assigned or transferred by Merck; and

(iv) subject to and without prejudice to the release set out in Section 2.9, does not constitute a release or waiver of any infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How by Merck, any Merck Affiliate, or any Third Party (including a Merck Selling Entity), including, without limitation, any Merck Collaborator acting outside of the scope of the written agreement with Merck provided for in Section 2.5 or the grant of rights or licenses provided for by this Agreement.

2.3 No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Agreement shall be of any legal force. No license or other rights shall be deemed to have been granted by Merck to XOMA or its Affiliates, or by XOMA to Merck, a Merck Affiliate, a Merck Selling Entity or a Merck Collaborator other than as expressly provided for in this Agreement. For the avoidance of doubt, the grant of rights made pursuant to Section 2.1 and the covenant not to sue pursuant to Section 2.2:

(a) do not include, and expressly exclude, the following:

(i) any right or license to engage in any activities on behalf of or in collaboration with any Third Party, other than a Merck Collaborator or a Merck Selling Entity;

(ii) any right or license to engage in a Commercial Antibody Engineering Business, Commercial Antibody Evolution Business or Commercial Antibody Display Business;

(iii) any right to release any Third Party, including a Merck Collaborator, from any claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How;

(iv) any right or license under the XOMA Patent Rights or the XOMA Know-How to sell, license or Dispose of to a Third Party any materials suitable for phage display, including Merck Antibody Phage Display Materials or to permit a Third Party to make or use phage display materials, including Merck Antibody Phage Display Materials; and/or

(v) any right or license to use or cause any Third Party, other than a Merck Affiliate or Merck Collaborator, to use any composition of matter or article of manufacture covered by the XOMA Patent Rights other than Licensed Antibody Expression Materials to identify, select, characterize, study or test a polypeptide, including but not limited to an Immunoglobulin; and

(b) extend rights to Merck Collaborators, but do not confer any rights to such Merck Collaborator which are independent of the rights and licenses granted to Merck or Merck Affiliates.

2.4 Transfer of XOMA Know-How to Merck. At the written request of Merck, XOMA shall transfer to Merck, at a mutually agreed place and time, XOMA Know-How and the materials identified on Schedule 2.4 (which materials shall constitute XOMA Know-How unless at the time of such transfer, the materials are not Controlled by XOMA or are generally known). XOMA Know-How transfer is included in the fee paid pursuant to Section 4.1, and includes up to two person-days of XOMA scientific staff time at XOMA’s (or XOMA Affiliate) facilities. Thereafter, Merck may request and XOMA shall provide consult with XOMA scientific staff at such facilities at $[*]/person-day (based on an eight hour day) beyond the two person-days. There shall be no requirement that Merck take any such XOMA Know-How and any references to such XOMA Know-How in this Agreement shall only be to the extent that Merck actually requests and receives such XOMA Know-How. The parties acknowledge that the materials to be transferred to Merck shall be limited to XOMA’s then standard package of materials provided to its bacterial expression licensees. Notwithstanding anything herein to the contrary, no right or license is granted pursuant to this Article 2 under the XOMA Know-How unless and until Merck makes the request referred to in the first sentence of this Section 2.4.

2.5 Transfer Restrictions.

(a) To the extent the following activities involve or will involve the practice of any XOMA Patent Rights and/or XOMA Know-How pursuant to, or any claim to benefit of, any license or right granted under this Agreement, Merck shall not [*] (“Transferred Materials”) to any Third Party until (in the case of either clause (i) or clause (ii)) such time as it has provided to such Third Party the redacted copy of this Agreement referred to in Section 5.2 and the form of notice set out at Schedule 2.5. Merck covenants that it shall not Dispose of or sell to a Third Party any Merck Antibody Phage Display Materials except as otherwise expressly permitted under this Agreement. For any entity that is an Existing Merck Collaborator, Merck shall use commercially reasonable efforts to comply with the provisions of this Section 2.5(a) as soon as practicable after the Effective Date. Any transfers of the XOMA Know-How to any Merck Collaborator shall only be as reasonably necessary for the activities to be undertaken by the Merck Collaborator as a Merck Collaborator and shall occur only after such Merck Collaborator agrees to keep such XOMA Know-How confidential.

(b) Except with respect to Existing Merck Collaborators, if Merck enters into a written arrangement after the Effective Date with any Third Party for activities as to which Merck or such Third Party, as a Merck Collaborator, claims or intends to claim the benefits of any of the licenses or other grants provided for by this Agreement, such written arrangement shall contain provisions (i) pursuant to which the recipient of any Transferred Materials agrees to abide by each of the limitations, restrictions and other obligations pertaining to the Transferred Materials applicable to Merck Collaborators contained in this Agreement; (ii) implementing a covenant not to use Transferred Materials for any purpose other than for Research and Development otherwise authorized by this Agreement; (iii) providing that the payment of any amounts by such Merck Collaborator is not in consideration for the use of any of the XOMA Patent Rights and (iv) permitting the recipient of such Transferred Materials to further Dispose of such Transferred Materials only to a Third Party who otherwise meets the definition of Merck Collaborator and who executes a written agreement in which it undertakes all of the obligations applied to the transferring party. [*] For the avoidance of doubt, the right of a Merck Collaborator, shall, as it relates to Research and Development, encompass any product or process claims contained within the XOMA Patent Rights, but only to the extent such activities are reasonably necessary to the collaboration as to which such person or entity is a Merck Collaborator and then only to the extent Merck or a Merck Affiliate Controls any composition(s) of matter or article(s) of manufacture arising out of such practice of such claims. For any entity that is an Existing Merck Collaborator, Merck shall use commercially reasonable efforts to comply with the provisions of this Section 2.5(b) as soon as practicable after the Effective Date. Notwithstanding any other provision of this Agreement, Merck’s failure to have secured the written agreement of any such Existing Merck Collaborator to comply with this Section 2.5(b) shall not give rise to a breach of this Agreement by Merck (provided that Merck has exercised commercially reasonable efforts in the attempt to secure the agreement of the Existing Merck Collaborator) but shall result in the loss by such Existing Merck Collaborator of all of its rights under this Agreement.

(c) The provisions of Section 2.5(a) shall not apply to (i) any Development Service Provider, provided, however, that no customer, client or user of the Development Service Provider’s services or materials generated thereby (other than, as applicable, as properly used by Merck, a Merck Affiliate or a Merck Collaborator under this Agreement) shall be deemed to have been granted any rights or licenses under the XOMA Patent Rights or the XOMA Know-How as a result of the application of this Section 2.5(c); or (ii) the XOMA Authorized Site with which Merck has entered into a manufacturing agreement in accordance with the provisions of Section 3.2.

2.6 Reports, Records and Audits.

(a) [*] days after the end of each calendar quarter, commencing with the first calendar quarter after the Effective Date, Merck shall deliver to XOMA a written report which shall specify the name, address and contact person for each Merck Collaborator receiving Licensed Antibody Expression Materials or Licensed Immunoglobulin(s), in each case solely to the extent the activities conducted by Merck for or with such Merck Collaborator involve any claim to the benefit of any license or right under XOMA Patent Rights and XOMA Know-How granted under this Agreement, provided, however, that, solely with respect to Existing Merck Collaborators, such disclosure does not violate any confidentiality obligations existing prior to the Effective Date that Merck has to such Existing Merck Collaborator. [*] The reports delivered by Merck to XOMA pursuant to this Section 2.6(a) shall be Confidential Information of Merck.

(b) Not later than [*] days after the end of each calendar year, commencing with the first calendar year to commence after the Effective Date, as and to the extent publicly disclosed by Merck (whether in press releases, government filings or similar written disclosure), Merck shall deliver to XOMA written materials pertaining to the current status of activities as to which Merck, any Merck Affiliate or any Merck Collaborator claims the right of license hereunder but only to the extent that Merck has made public disclosure of such activities.

(c) Merck shall, maintain records fully and properly reflecting those activities to be reported to XOMA pursuant to Sections 2.6 (a) and (b) (the “Records”), in reasonable detail and in good scientific manner for at least [*], and shall cause Merck Affiliates to, and contractually require that all Merck Collaborators do the same. If XOMA believes that Merck, a Merck Affiliate and/or the Merck Collaborators are not in compliance with the requirements of Section 2.6(a) and (b), XOMA will send Merck a written notice specifying the suspected noncompliance. Within [*] of such notice, Merck will provide XOMA with a written response addressing the issues raised in XOMA’s notice. If following XOMA’s consideration of Merck’s response in good faith, it is not satisfied, then, within [*] of written notice by XOMA, the parties shall meet to discuss the matter in good faith, provided, however, that if the matter is not resolved to XOMA’s satisfaction within [*] of such meeting, XOMA may declare an impasse and exercise any other rights it might have under this Agreement.

2.7 Rights of Merck Affiliates. Merck shall be fully responsible for the performance of Merck Affiliates and for any failure of any Merck Affiliate to abide by the terms of this Agreement. If XOMA believes that any Merck Affiliate is undertaking activities which are outside the scope of the rights granted under this Agreement or that such Merck Affiliate is not in compliance with the terms of this Agreement, XOMA shall, at its option, provide written notice thereof to Merck. Merck shall promptly investigate the activities of such Merck Affiliate and shall take prompt remedial action, if required and report to XOMA the specifics of such remedial action. If Merck believes no such remedial action is required, it shall so notify XOMA in writing and state its basis for such a conclusion. In the event that any Merck Affiliate undertakes activities outside the scope of the rights granted by this Agreement or fails to abide by the terms of this Agreement, or if Merck fails to correct activities of such a nature otherwise properly identified by XOMA, then, in addition to its other rights under this Agreement, XOMA, at its option, may terminate all licenses granted to such Merck Affiliate on [*] written notice and such Merck Affiliate would no longer be entitled to operate under the XOMA Patent Rights and XOMA Know-How licensed under this Agreement, provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the [*] cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.12, provided, further, however, that in the event the arbitral panel decides in accordance with Section 9.12 that there exists a material breach and XOMA subsequently terminates the licenses granted to such Merck Affiliate as provided in this Section 2.7, such termination shall be retroactive to, and the licenses granted to such Merck Affiliate shall be void as of, the date on which such material breach first occurred.

2.8 Ownership; Enforcement. At all times XOMA will retain ownership of the XOMA Patent Rights and may use and commercialize such XOMA Patent Rights itself or with any Third Party. XOMA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the XOMA Patent Rights.

2.9 Release. For consideration set forth herein (including payment in full of the amount set out in Section 4.1), XOMA (on its own behalf, and behalf of its Affiliates) permanently and forever and without further payment or conditions releases Merck, any current Merck Affiliate and their respective officers, directors, shareholders and employees from any claims, causes of action, liabilities, demands, rights of action and damages of any nature, existing as of the Effective Date and arising out of and/or based upon or relating in any way to any act or omission prior to the Effective Date that arises under or relates to the XOMA Patent Rights, including, without limitation, any claim of infringement of the XOMA Patent Rights (the “Release”), provided, however, that the Release shall not extend to any composition of matter or article of manufacture which Merck or the Merck Affiliate does not, as of and after the Effective Date, Control. For the avoidance of doubt, the Release in no way modifies Merck’s payment obligations set out in Article 4 with respect to a Licensed Immunoglobulin or Merck Product that may be subject to the Release. Nothing in this Section 2.9 shall be deemed to be a release of any claim, demand or right of action XOMA or its Affiliates may now or in the future have against any entity or person other than Merck or such Merck Affiliates, including, without limitation, any entity or person engaged in a Commercial Antibody Display Business, Commercial Antibody Evolution Business, or Commercial Antibody Engineering Business utilizing bacterial expression of an Immunoglobulin, except in the case of an Existing Merck Collaborator, but only to the extent of compositions of matter or articles of manufacture created prior to the Effective Date and Controlled by Merck or a Merck Affiliate that arose directly out of the collaboration which forms the basis for the Merck Collaborator’s status as a Merck Collaborator. The Release shall become irrevocable only upon receipt by XOMA of payment in full by Merck of the amount set forth in Section 4.1 and shall be voidable by XOMA if upon written notice to Merck such amount is not received by XOMA on or prior to the [*] following written notice to Merck from XOMA of Merck’s breach in the payment of the full amount thereof, but shall be ratified by XOMA and become irrevocable upon XOMA’s acceptance of any payment received thereafter. XOMA expressly waives the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims which the party does not know or suspect to exist in its favor at the time of executing the release that, if known by it, would have materially affected its agreement to release the other party. For the avoidance of doubt, Merck, on its own behalf and on behalf of the Merck Affiliates, acknowledges that the Release does not waive or constitute a waiver of any obligation to pay any of the amounts payable under Article 4 with respect to Licensed Immunoglobulins or Merck Products [*] prior to the Effective Date.

ARTICLE 3

PRODUCTION LICENSE

3.1 Production License. In addition to the other licenses granted by this Agreement, within the Manufacturing Field, XOMA hereby grants to Merck a non-exclusive, non-assignable and non-transferable (other than as provided in Section 9.2), right and license under the XOMA Patent Rights and the XOMA Know-How, without the right to sublicense (except as provided in Section 3.2), to:

(a) make and have made Merck Products at the Merck Authorized Sites and/or the XOMA Authorized Sites for itself and/or for Merck Affiliates or Merck Selling Entities; and

(b) to use, sell, have sold, offer to sell, import and/or export Merck Products.

The license granted in this Section 3.1 shall not be effective unless and until Merck makes the payment provided for in Section 4.3 in accordance with the terms thereof. The license granted in this Section 3.1 shall not extend to any claims in any of the XOMA Patent Rights for the production of Immunoglobulins outside of bacterial hosts or bacterial cells or to any composition of matter or article of manufacture discovered, isolated, characterized, modified, made or developed by a Third Party other than a Merck Collaborator. The rights granted to Merck pursuant to this Section 3.1 shall be extended to sites managed by Merck or a Merck Affiliate in addition to the Merck Authorized Sites upon payment to XOMA of the fee set forth in the proviso to Section 4.3, whereupon the rights and obligations of Merck with respect to the license granted in this Section 3.1 shall also be extended to each such additional site and such Merck Affiliate, if applicable, mutatis mutandis.

3.2 XOMA Authorized Site. Merck may “have made” Licensed Immunoglobulins or Merck Products under the XOMA Patent Rights and the XOMA Know-How in the Manufacturing Field at the XOMA Authorized Site. All activities at the XOMA Authorized Site in the Manufacturing Field shall be pursuant to a contract manufacturing agreement with Merck pursuant to which the XOMA Authorized Site contractually agrees with Merck to: (i) implement such customary and usual safeguards as may be necessary to insure that any XOMA Know-How that Merck provides to the manufacturer is accessed and utilized by that manufacturer on a “need to know” basis only; (ii) limit the right to transfer or use Licensed Immunoglobulins, XOMA Patent Rights and XOMA Know-How to any Third Party, except to a Development Service Provider or as necessary to perform under the manufacturing agreement; (iii) undertake the activities solely on behalf of Merck or a Merck Affiliate and as a result of such activities shall not claim any license or right under the XOMA Patent Rights or XOMA Know-How for the benefit of itself or any other Third Party; (iv) abide by similar terms of confidentiality as those set forth in Article 5 of this Agreement; (v) represent that to the best of its knowledge, after reasonable investigation, it is not currently infringing any of the XOMA Patent Rights; (vi) name XOMA as a third party beneficiary of those provisions dealing with the permitted use of XOMA Confidential Information, and the restriction or use Licensed Immunoglobulins, XOMA Patent Rights and XOMA Know-How; and (vii) abide by the terms and conditions of any manufacturing agreement in place between such XOMA Authorized Site and XOMA, provided, however, that such XOMA Authorized Site shall not disclose to XOMA any confidential information of Merck or any Merck Affiliate. Merck shall provide XOMA a reasonable opportunity prior to execution of any such agreement to review a redacted version of such agreement that is sufficient to confirm the foregoing obligations. Merck shall remain fully and primarily liable for all actions of, or failures to act by, such XOMA Authorized Site in connection therewith and agrees to hold XOMA harmless with respect to any such action(s) or failure(s) to act and the requirements set out in subclauses (i) through (vii) of this Section 3.2. For the avoidance of doubt, Merck acknowledges that no such delegation of rights shall relieve Merck of its responsibilities for performance of any of its obligations hereunder. For the purposes of this Section 3.2, the “XOMA Authorized Site”

shall mean, at any given time, the single contract manufacturer designated in writing from time to time by Merck. None of [*] may be a XOMA Authorized Site, absent the prior written consent of XOMA, such consent to be in the sole discretion of XOMA.

3.3 XOMA Transfer to Merck. Upon Merck’s written request at any time after payment of the fee provided for in Section 4.3 in accordance with its terms, XOMA shall transfer to Merck, at a mutually agreed place and time, XOMA Know-How and the materials identified on Schedule 3.3 (which materials shall constitute XOMA Know-How unless at the time of such transfer, the materials are not Controlled by XOMA, or are generally known). Technology transfer is included in the license fee paid pursuant to Section 4.3 and includes up to two person-days of XOMA scientific staff time at XOMA’s (or its Affiliate’s) facilities within ninety (90) days of payment of the fee provided for in Section 4.3 in accordance with its terms (which period may be extended by mutual consent of the parties, which consent shall not be unreasonably withheld). Thereafter, Merck will be able to consult with XOMA scientific staff at $[*]/person-day (based on an eight hour day) beyond the two person-days. The cost of all reasonable travel-related expenses will be fully reimbursed to XOMA by Merck. The parties acknowledge that the materials to be transferred to Merck shall be limited to XOMA’s then standard package of materials provided to its manufacturing licensees. Notwithstanding anything herein to the contrary, no right or license is granted pursuant to this Article 3 under the XOMA Know-How unless and until Merck makes the request referred to in the first sentence of this Section 3.3.

3.4 No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Article 3 shall be of any legal force or effect with respect to any activities within the Manufacturing Field, and the grant of rights pursuant to this Article 3 shall confer no right or license to engage in any of the activities covered by Article 2, including, without limitation, Research and Development or Antibody Phage Display. The rights and license granted by this Article 3 shall be read as being separate and independent from the licenses and rights granted pursuant to Article 2.

ARTICLE 4

PAYMENTS

4.1 Technology Access, Release and Third Party Release Fee. In consideration for the rights granted to Merck and the obligations of XOMA under this Agreement, Merck shall pay XOMA, no later than [*] days after the Effective Date, a fee of [*] United States Dollars (US$[*]).

4.2 Annual License Maintenance Fee. To maintain the licenses granted in Article 2 and Article 3 of this Agreement, Merck shall pay to XOMA an annual maintenance fee in advance due on each of the first [*] anniversaries of the Effective Date (“Annual Maintenance Fee”). No Annual Maintenance fee is due for the first year of this Agreement. The first Annual Maintenance Fee is payable on the first anniversary of the Effective Date. Upon payment by Merck of the [*] Annual Maintenance Fee, Merck shall no longer have any annual maintenance fee obligations to XOMA, it being understood that the foregoing in no way modifies Merck’s payment obligations set out in Section 4.4, Section 4.5 and Section 4.7. The amount of such Annual Maintenance Fee shall be as follows:

(a) [*] United States Dollars (US$[*]), for each of the [*] payments where Merck had not paid the fee provided for in Section 4.3 in accordance with its terms prior to the due date of such payment; or

(b) [*] United States Dollars (US$[*]) for each of the [*] years where Merck had paid the fee provided for in Section 4.3 in accordance with its terms prior to the due date of such payment.

4.3 Manufacturing License Fee. To make the license granted under Section 3.1 effective, in consideration for the rights granted to Merck and the obligations of XOMA under Article 3, Merck shall pay XOMA a one-time, non-refundable fee of [*] United States Dollars (US$[*]) within [*] days following delivery to XOMA of written notice of Merck’s intention to do so, provided, however, that the grant of rights to Merck pursuant to Section 3.1 shall be extended as set forth therein to one or more additional (i.e., in addition to Merck Authorized Sites) sites controlled by Merck or a Merck Affiliate upon payment to XOMA of an additional one time, non-refundable fee of [*] United States Dollars (US$[*]) per site, beyond the Merck Authorized Sites.

4.4 Article 2 Product Milestone Payments. Merck shall pay to XOMA the applicable payments below (each, an “Article 2 Product Milestone Payment”) only once if the corresponding milestones with regard to each Article 2 Product are satisfied:

Event	Payment
Initiation (i.e., dosing of a first human patient) of the first Phase I Trial	US$	[*]
Initiation (i.e., dosing of a first human patient) of the first Phase III Trial	US$	[*]
First Marketing Authorization	US$	[*]

For the avoidance of doubt, for any Product sold only in the animal health field, Merck shall only pay the milestone fee due upon the first [*] for such Product.

4.5 Article 3 Product Milestone Payments. In addition to the Article 2 Product Milestone Payment payments set out in Section 4.4, Merck shall pay XOMA the following amounts (each, an “Article 3 Product Milestone Payment”) only once if the corresponding milestones with regard to each Article 3 Product are satisfied:

Event	Payment
Initiation (i.e., dosing of a first human patient) of the first Phase I Trial	US$	[*]

Event	Payment
Initiation (i.e., dosing of a first human patient) of the first Phase III Trial	US$	[*]
First Marketing Authorization	US$	[*]

For the avoidance of doubt, for any Product sold in the animal health field, Merck shall only pay the milestone fee due upon the first [*] for such Product.

4.6 Milestone Payments – General. Each Article 2 Product Milestone Payment and Article 3 Product Milestone Payment is payable only upon the initial achievement of each applicable milestone, and no amounts are due for subsequent or repeated achievement of such milestone by an Article 2 Product(s) or an Article 3 Product(s) containing the same Licensed Immunoglobulin. For the purpose of this Section 4.6, a Licensed Immunoglobulin(s) is the same if the binding characteristics of the Licensed Immunoglobulin(s) have not been materially altered through the practice of the XOMA Patent Rights, the XOMA Know-How or any composition of matter or article of manufacture claimed in the XOMA Patent Rights, or arising out of the use of XOMA Know-How.

An Article 2 and/or Article 3 Product Milestone Payment shall only be due under Sections 4.4 and 4.5 on Combination Products to the extent such Combination Products contain a Licensed Immunoglobulin for which the applicable milestone has not previously been achieved and paid.

4.7 Royalties. In consideration for the rights and licenses granted to Merck in this Agreement and for XOMA’s performance of its obligations under this Agreement, upon the terms and conditions contained herein, Merck will pay to XOMA royalties on a Merck Product-by-Merck Product and country-by-country basis, as set forth in this Section 4.7:

(a) Subject to the provisions of this Agreement, Merck shall pay XOMA royalties in an amount equal to the following percentage of Net Sales of a Merck Product by Merck, Merck Affiliates or Merck Selling Entities, provided that the [*] of such Merck Product would have, but for the licenses granted in this Agreement, infringed a Valid Claim at the time of [*] and provided further that such Valid Claim constitutes a Valid Claim at the time of sale in the country of sale as follows:

(i) [*] percent ([*]%) of Net Sales of such Merck Product that is an Article 2 Product;

(ii) [*] percent ([*]%) of Net Sales of such Merck Product that is an Article 3 Product; or

(iii) [*] ([*]%) percent of Net Sales of such Merck Product that is an Article 2/Article 3 Product.

(b) [*]

(c) [*]

(d) [*].

(e) [*]

(f) Royalty Period. Royalties on a Merck Product at the applicable rate set forth in Section 4.7 (a), (b) or (c) shall begin in each country on the date of First Commercial Sale for such Merck Product and shall end as follows:

(i) With respect to each Article 2 Product, on the later of (x) the tenth anniversary of such First Commercial Sale date for such product in such country; or (y) the expiration of the last-to-expire Valid Claim in such country covering the [*] in such Article 2 Product.

(ii) With respect to each Article 3 Product, the later of (x) the tenth anniversary of such First Commercial Sale date for such product in such country; or (y) the expiration of the last-to-expire Valid Claim in such country covering the [*] in such Article 3 Product.

(iii) With respect to each Article 2/Article 3 Product, on the later of (x) the tenth anniversary of such First Commercial Sale date for such product in such country; or (y) the expiration of the last-to-expire Valid Claim in each country covering the [*] in such Article 2/Article 3 Product.

The parties acknowledge that the royalty rate payable by Merck may change during the life of a Merck Product in accordance with the provisions of Section 4.7 (a), (b), (c), (d) or (e). A change in royalty rates shall not affect the royalty periods as set forth above.

(g) If, prior to First Commercial Sale of a Merck Product, Merck pays to XOMA a single payment of [*] United States Dollars (US$[*]), then, at any time during the term of this Agreement, upon [*] days written notice, the applicable royalty rate hereunder for a total of [*] Merck Products of Merck’s selection and designation shall thereafter be reduced by [*] percent ([*]%), provided, however, that the option to reduce the royalty obligation to XOMA provided for under this Section 4.7(g) shall expire on [*].

(h) All royalties are subject to the following conditions:

(i) that the royalty rates set forth in Sections 4.7(a), 4.7(b) and 4.7(c) are not cumulative and that only one royalty shall be due with respect to the same unit of Product;

(ii) that no royalties shall be due upon the sale or other transfer among Merck, a Merck Affiliate, a Merck Selling Entity or a Merck Collaborator; and

(iii) that no royalties shall accrue on the Disposition of Merck Product in reasonable quantities as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

4.8 Withholding Tax.

(a) Withholding of Tax. If applicable laws, rules or regulations require withholding of income or other taxes imposed upon any payments made by Merck to XOMA under Article 4, including without limitation any access, license, milestone, or royalty payments hereunder, Merck shall make such withholding payments as may be required and shall subtract such withholding payments from such payments; provided, however, that in regard to any tax so subtracted, Merck shall give or cause to be given to XOMA such assistance as may reasonably be necessary to enable XOMA to claim any available withholding exemptions, rate reductions and/or credits or refunds in respect of any withholding. If XOMA claims a reduced rate of withholding on such payments under any treaty with the United States, XOMA will provide Merck with a valid certificate of foreign status of beneficial owner for United States withholding (Form W-8BEN or any other form upon which a withholding agent may rely under the U.S. Treasury Regulations to treat the payment as made to a foreign beneficial owner) after which any subsequent payments will reflect such reduced rate. Merck shall submit appropriate proof of payment of the withholding taxes to XOMA within a reasonable period of time.

(b) Indemnification for Withholding Tax. XOMA shall indemnify and hold Merck and Merck Affiliates harmless from, and shall be entitled to any refund of, all withholding taxes imposed on Merck and Merck Affiliates in respect of payments made under Article 4. To be clear, such indemnification shall be required only with respect to withholding taxes imposed upon any payment made by Merck to XOMA under Article 4, and not previously withheld from XOMA, as the result of an assessment by a tax authority subsequent to such payment due to the nonapplicability of a tax treaty or other provision reducing such taxes. Notwithstanding the foregoing, XOMA shall not be required to indemnify or hold Merck or any Merck Affiliates harmless from any withholding taxes imposed on Merck and Merck Affiliates to the extent such taxes arise or result from actions by Merck or any Merck Affiliates constituting negligence, bad faith or willful misconduct or failures to act by Merck or any Merck Affiliates.

4.9 Payments; Currency. All payments due under this Article 4 shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by XOMA. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate used by Merck in its worldwide accounting system for the calendar quarter to which such payments relate.

4.10 Payment Reports and Timing.

(a) Milestone Reports. Merck shall make a written report to XOMA within [*] days of the achievement of each of the milestones set forth in Sections 4.4 and 4.5 with respect to each Merck Product, stating in each such report the Merck Product to which such milestone relates and the specific milestone achieved, including for the Marketing Authorization milestone, the relevant agency or other regulatory body issuing such Marketing Authorization. Milestone payments required pursuant to Sections 4.4 and 4.5 shall be due and payable to XOMA within [*] days of the achievement of each of milestone.

(b) Royalty Reports. After the First Commercial Sale of a Merck Product on which royalties are required to be paid hereunder, Merck shall make quarterly written reports to XOMA within [*] days after the end of each calendar quarter, stating in each such report, [*], and aggregate Net Sales of each Merck Product sold during the calendar quarter. XOMA shall treat all such reports as Confidential Information of Merck. Royalties shown to have accrued by each royalty report shall be due and payable on [*]. Merck shall keep – and shall contractually require all Merck Selling Entities to keep — complete and accurate records in sufficient detail to enable the royalties payable under this Agreement to be determined.

4.11 Payment Records and Audits.

(a) Merck shall, and shall contractually require all Merck Selling Entities to, keep complete, true and accurate books of account for, and records of Net Sales of, Merck Product in sufficient detail to enable the royalties payable under this Agreement to be determined for at least [*] following the end of the calendar quarter after such Net Sales occur.

(b) Upon the written request of XOMA and not more than [*], Merck shall permit an internationally recognized auditor appointed by XOMA and reasonably acceptable to Merck to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports under this Agreement for [*] ending not more than [*] prior to the date of such request. The auditor shall only disclose to XOMA whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to XOMA without the prior consent of Merck unless disclosure is required by law, regulation or judicial order. If XOMA determines that disclosure is required by law, regulation or judicial order, it shall give Merck prior notice thereof reasonably sufficient for Merck to seek a protective order against or limiting such disclosure. Merck is entitled to require the auditor to execute a reasonable confidentiality agreement prior to commencing any such audit.

(c) Audits conducted under this Section 4.11 shall be at the expense of XOMA, unless an underpayment exceeding [*] United States Dollars ($[*]) and [*] percent ([*]%) of the amount stated for the full period covered by the audit is identified, in which case all reasonable out-of-pocket costs incurred by the auditor to perform the audit will be paid promptly by Merck. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid promptly by Merck, [*]. In the event of an overpayment by Merck, Merck shall be entitled to a credit on any subsequent payment due to XOMA.

4.12 No Admission. Merck does not acknowledge or admit that the XOMA Patent Rights are valid or in-fringed, and this license agreement may not be used under any circumstances, whether in litigation or otherwise, as evidence of the validity or infringement of any of the XOMA Patent Rights or any claims thereof.

ARTICLE 5

CONFIDENTIALITY

5.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for [*] thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential Information:

(a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure, as documented by the receiving party’s business records;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement; or

(d) was subsequently developed by the receiving party without use of the Confidential Information as demonstrated by written records, or subsequently lawfully disclosed to the receiving party by a Third Party not under a confidentiality obligation to the disclosing party.

5.2 Permitted Use and Disclosures. Each party hereto may use or disclose Confidential Information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or government regulations; provided, however, that if a party is required to make any such disclosure of another party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure. Attached hereto as Schedule 5.2 is a redacted copy of this Agreement which Merck shall be free, without obtaining any consent from XOMA, to provide to Third Parties who indicate an interest in becoming a Merck Collaborator.

5.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other party; provided, that disclosures may be made as required by securities or other applicable laws, to a party’s accountants, attorneys, other professional advisors or to a bona fide potential acquirer of either party or any actual or potential Merck Collaborators, all of whom agree to be bound by the terms of this Agreement with respect to such disclosures or who are otherwise subject to the requirements of confidentiality with respect to such disclosure at least as stringent as those required by this Agreement.

5.4 Agreement Announcement. The parties hereby agree to the release of a press release in the form attached hereto as Schedule 5.4 upon full execution of this Agreement and that the fact of the consummation of this Agreement as well as such terms as are expressly described in such press release, but not its financial or other terms, shall be deemed to be in the public domain.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties.

(a) XOMA represents and warrants to Merck that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the XOMA Patent Rights and XOMA Know-How; (ii) XOMA has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms; and (iv) the performance of obligations under this Agreement by XOMA shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

(b) Merck represents and warrants to XOMA that: (i) Merck has the legal right, authority and power to enter into this Agreement; (ii) this Agreement shall constitute a valid and binding obligation of Merck enforceable in accordance with its terms; (iii) the performance of obligations under this Agreement by Merck shall not result in a breach of any agreements, contracts or other arrangements to which it is a party; and (iv) it is not engaged in a [*].

6.2 Disclaimer. Nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by XOMA as to the validity or scope of any claim or patent within the XOMA Patent Rights;

(b) a warranty or representation that anything made, used, sold, or otherwise Disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(c) an obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the XOMA Patent Rights or misappropriation of the XOMA Know-How;

(d) a grant of any right or license under any claim of any patent or patent application which covers a specific Immunoglobulin, polypeptide or any method of diagnosing, preventing, treating any disease or condition;

(e) an obligation to maintain any patent or to continue to prosecute any patent application included within the XOMA Patent Rights in any country; or

(f) an admission, acceptance, acknowledgment, statement, declaration or representation by either party as to the infringement, validity or scope of any claim or patent within the XOMA Patents.

6.3 No Other Warranties. EXCEPT AS OTHERWISE SET FORTH IN SECTION 6.1 ABOVE, XOMA MAKES NO WARRANTIES WITH RESPECT TO ANY OF THE XOMA PATENT RIGHTS OR XOMA KNOW-HOW LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND XOMA SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF VALIDITY OF SUCH XOMA PATENT RIGHTS AND XOMA KNOW-HOW ARISING FROM COURSE OF DEALING OR OF NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification of XOMA by Merck. Merck agrees to indemnify, defend and hold XOMA, its Affiliates, and their respective directors, officers, employees and agents (the “XOMA Indemnified Parties”) harmless from and against any and all liabilities, losses and expenses (including, without limitation, reasonable attorneys and professional fees and other costs of litigation), resulting from any claims, demands or causes of action brought by any Third Party (each, a “XOMA Liability”) to the extent arising out of (i) the possession, manufacture, use, sale or other Disposition of Merck Product, Licensed Antibody Expression Materials, Licensed Immunoglobulins or the provision of any service or goods relating thereto by Merck or Merck Affiliates, or any customer, vendor or other representative of Merck or a Merck Affiliate, whether based on breach of warranty, negligence, product liability or otherwise, or (ii) the exercise of any right granted to Merck pursuant to this Agreement, and to each Merck Affiliate who obtains or claims a right or license under this Agreement, except to the extent, in each case, that such XOMA Liability is caused by the negligence or willful misconduct of a XOMA Indemnified Party.

7.2 Procedure. To receive the benefit of indemnification under Section 7.1, a XOMA Indemnified Party must (a) promptly notify Merck in writing of a claim or suit; provided, that failure to give such notice shall not relieve Merck of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Merck; (b) provide reasonable cooperation (at Merck’s expense); and (c) tender to Merck (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the XOMA Indemnified Party or that imposes any obligation on the XOMA Indemnified Party (except payment of money to be paid by Merck) shall be made without the XOMA Indemnified Party’s consent. Merck shall not have any obligation to indemnify XOMA in connection with any settlement made without Merck’s written consent. Each XOMA Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. Each XOMA Indemnified Party shall cooperate with Merck (and its insurer), as reasonably requested.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. Subject to Sections 8.5 and 8.6 hereof, the term of this Agreement will commence on the Effective Date and shall remain in full force and effect until the last to expire of the XOMA Patent Rights or the tenth anniversary of the First Commercial Sale of any Merck Product, whichever is later, unless earlier terminated pursuant to Section 8.2, 8.3 or 8.4. Upon such expiration, Merck shall have a fully paid-up, royalty-free right and license to continue to use the XOMA Know-How as permitted by Article 2, and Article 3, if applicable.

8.2 Termination for Material Breach.

(a) This Agreement may be terminated by the non-breaching party if the other party is in breach of its material obligations under this Agreement and after receiving notice describing such breach in reasonable detail and requesting its cure has not cured such breach within [*] business days (in the case of a payment breach) or [*] (in the case of a non-payment breach). Notwithstanding the foregoing sentence of this Section 8.2: (a) if such breach is cured or shown to be non-existent within the aforesaid [*] days or [*] day period, the notice shall be deemed automatically withdrawn and of no effect and the notifying party shall provide written notice to the breaching party of the withdrawal; and (b) without limiting the effects of Section 2.7 and the following sentence of this Section 8.2(a), in the event of a good faith dispute with respect to the existence of a material breach, the [*] day or [*] day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.12. For the avoidance of doubt, XOMA shall be entitled to terminate the licenses granted under this Agreement on [*] days notice if Merck or any Merck Affiliate [*], provided, however that in the event of a good faith dispute with respect to whether Merck or a Merck Affiliate has entered into a [*], such [*] day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.12, provided, further, however, that in the event the arbitral panel decides in accordance with Section 9.12 that Merck or such Merck Affiliate has entered into a [*] and XOMA subsequently terminates the licenses granted under this Agreement as provided in this Section 8.2(a), such termination shall be retroactive to, and the licenses granted under this Agreement shall be void as of, the date on which Merck or such Merck Affiliate, as the case may be, first entered into a [*]. Such termination right shall not apply to the extent Merck [*].

(b) With respect to Merck Collaborators as of the date of a termination by XOMA of this Agreement due to a material breach by Merck, any such termination shall be effective against each such Merck Collaborator unless, within [*] days after written notice from XOMA of such termination, such Merck Collaborator executes a written agreement with XOMA directly obligating such Merck Collaborator to comply with all of the provisions of this Agreement applicable to such Merck Collaborator with respect to any and all compositions of matter or articles of manufacture subject thereto as of the date of such termination. The licenses and other rights granted hereunder shall continue with respect to such Merck Collaborators, subject to such agreement and subject to all payments payable hereunder with respect to such compositions of matter or articles of manufacture. Upon any termination under this Section 8.2 by XOMA, Merck shall promptly (and in any event not later than [*] days thereafter) deliver to XOMA a written report specifying as of the date of such termination the information required by Section 2.6(a).

8.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against either party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for either party, or proceedings are instituted by or against either party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within [*] days after the date of filing, or if either party makes an assignment for the benefit of creditors, or substantially all of the assets of either party are seized or attached and not released within [*] days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

8.4 Contested Validity. If Merck, a Merck Collaborator or any person or entity controlled by any of the foregoing contests the validity or enforceability of any of the XOMA Patent Rights licensed hereunder, XOMA shall have the right to terminate all of the rights and licenses hereby granted to Merck and any Merck Collaborator under the XOMA Patent Rights upon [*] advance written notice from XOMA; provided, however, that in the event a Merck Collaborator contests the validity or enforceability of any of the XOMA Patent Rights licensed hereunder other than at the direction, and without the knowing assistance, of Merck, then the foregoing termination right of XOMA shall apply only to the rights hereby granted to such Merck Collaborator; and provided further, that such termination shall not be effective if within [*] of its receipt of written notice from XOMA of such termination, such Merck Collaborator enters into an agreement with XOMA under which the Merck Collaborator agrees to comply with all provisions of this Agreement applicable to Merck Collaborators.

8.5 Effect of Termination.

(a) Termination of this Agreement shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b) Upon any termination of this Agreement, Merck and XOMA shall promptly return to the other party all Confidential Information received from the other party (except that each party may retain one copy for its files solely for the purpose of determining its rights and obligations hereunder), except that Merck shall not be required to return to XOMA Confidential Information received from XOMA in the case of a termination for XOMA’s material breach.

(c) Except as expressly provided in Sections 8.1 and 8.2, all licenses and rights granted under Articles 2 and 3 hereof shall terminate and be of no further effect upon the termination of this Agreement, provided, however, that in the event that Merck terminates this Agreement for XOMA’s material breach, then (i) Merck’s rights and licenses under Articles 2 and 3 shall survive together with Merck’s obligation to pay appropriate milestones under Sections 4.4 and 4.5, royalties owed pursuant to Section 4.7 (a), and any payments owed pursuant to Section 9.3; (ii) all of XOMA’s other rights under this Agreement shall terminate as of such termination date; (iii) Merck, except with respect to Sections 2.5, 2.6(a), 3.2 and 4.9 [*], shall have no further obligations to XOMA under this Agreement; and (iv) Merck shall be entitled to set off any damages caused by XOMA’s breach giving rise to termination against any payments owed by Merck under this Agreement.

8.6 Survival. Sections 2.6(c), 2.8, 2.9, 4.11, 4.12, 8.2(b), 8.5 and 8.6, and Articles 1, 5, 6, 7 and 9, of this Agreement shall survive any termination hereof.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Governing Law. This Agreement and any dispute, including, without limitation, any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

9.2 Assignment. Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent of the other party, other than (a) to one or more Affiliates, (b) to a successor of XOMA Ltd. or XOMA under a Change in Control of XOMA Ltd. or to a successor of Merck under a Change in Control of Merck to which Section 9.3 does not apply, or (c) to a Third Party in connection with the transfer or sale of all or substantially all or its business relating to [*] and the provision of related services (other than with respect to such a transfer or sale by Merck to any person or entity described in Section 9.3). Any such attempted transfer or assignment in violation of this Section 9.2 shall be void; provided, that in the event of a permitted Change in Control, the original party’s (or its successor’s) obligations hereunder shall continue. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.3 Certain Acquisitions, Licenses and Changes in Control.

(a) In the event of a transaction or series of related transactions to which Merck or an Affiliate of Merck is a party and which results in either an entity that is not an Affiliate of Merck as of the Effective Date becoming an Affiliate of Merck or the acquisition or control by Merck or an Affiliate of Merck of an operating unit or other substantial amount of assets of an entity that is not an Affiliate of Merck as of the Effective Date, then, effective as of the closing date of such transaction or series of related transactions (the “Closing”) and solely with respect to such new Affiliate of Merck or the entity through which Merck or an Affiliate of Merck acquires or controls such operating unit or assets (the “Acquisition Entity”), such Acquisition Entity shall, subject to the other terms and conditions of this Agreement, be deemed to be a Merck Affiliate and enjoy all of the rights and licenses otherwise enjoyed by Merck and the Merck Affiliates; provided, however, that:

(i) if such Acquisition Entity is engaged or was engaged in a [*], after a reasonable period of time, Merck shall either:

(x) hold such Acquisition Entity as a separate entity and such Acquisition Entity shall not enjoy the rights and licenses enjoyed by Merck and its Affiliates under this Agreement and no license or grant of rights shall be deemed to have been granted prospectively or retrospectively with respect to such entity; or

(y) cause such Acquisition Entity to cease all activities constituting [*] and, upon such cessation, such Acquisition Entity shall be deemed to be a Merck Affiliate;

(ii) any infringement or unauthorized use of the XOMA Patent Rights or, if applicable, the XOMA Know-How, by the Acquisition Entity before the Closing shall not be deemed to be released or waived; and

(iii) any composition of matter or article of manufacture, including any Immunoglobulin, other than as provided for by the immediately following sentence of this Section 9.3(a), shall not be licensed under any patent or patent application owned or controlled by XOMA, including, without limitation, the XOMA Patent Rights, and any claims of infringement or unauthorized use of such patent or patent application shall not be deemed to have been released or waived. For the avoidance of doubt, it is understood that any composition of matter or article of manufacture which after the Closing, other than with respect to its creation, otherwise meets the definition of Licensed Antibody Expression Materials or Merck Antibody Phage Display Materials shall, after such Closing and to the extent the other conditions of this Agreement are met, be deemed to be Licensed Antibody Expression Materials or Merck Antibody Phage Display Materials, as the case may be.

(b) In the event that Merck or any Affiliate of Merck, after the Effective Date, obtains by acquisition of an Acquisition Entity as provided in Section 9.3(a) Control of one or more Immunoglobulins discovered, made, used, sold, offered for sale or imported under conditions which utilized or involved the practice of the XOMA Patent Rights (all such Immunoglobulins together with their back-ups (i.e. a reasonable number of Immunoglobulins existing as of the date of the Acquisition that principally bind to the same target), “Acquired Immunoglobulins”), then each such Acquired Immunoglobulin shall be treated, as of the date of the payment of the applicable fee described herein, as if it were a Licensed Immunoglobulin under this Agreement (x) immediately if the Acquisition Entity was licensed under the XOMA Patent Rights; or (y) upon the satisfaction of the other requirements of this Section 9.3(b). Unless the Acquisition Entity was licensed under the XOMA Patent Rights, in order for Merck or its Affiliates to obtain the benefit of this Section 9.3(b), [*]. Simultaneously with the delivery of the written notice provided for by this Section 9.3(b), [*] at Closing [*] of such Acquired Immunoglobulin(s), Merck shall pay, for each Acquisition Entity as to which Merck seeks the benefit of this Section 9.3(b), a one-time fee covering all Acquired Immunoglobulins (a “Release Fee”) provided for in the following table:

[*] Acquired Immunoglobulin at Closing	Release Fee
[*]	US$	[*]
[*]	US$	[*]

[*] Acquired Immunoglobulin at Closing	Release Fee
[*]	US$	[*]
[*]	US$	[*]

Notwithstanding the foregoing, in the event an Acquisition Entity’s principal asset is a single Immunoglobulin, then the applicable Release Fee required by this Section 9.3(b) shall be determined using the table set forth in Section 9.3(c) but the provisions of this Section 9.3(b) shall otherwise apply in their entirety.

(c) In the event that Merck or any Affiliate of Merck, after the Effective Date, obtains, by asset purchase, exclusive license or acquisition of an entity as to which the Release Fee provided for in Section 9.3(b) has not been paid, Control of an Acquired Immunoglobulin not otherwise licensed under the XOMA Patent Rights, and if the other requirements of this Section 9.3(c) are satisfied, then such Acquired Immunoglobulin shall be treated, as of the date of the payment of the applicable fee described herein, as if it were a Licensed Immunoglobulin under this Agreement. In order for Merck or its Affiliates to obtain the benefit of this Section 9.3(c), Merck must, within [*] days of the date of obtaining Control of such Acquired Immunoglobulin, provide written notice to XOMA specifying the identity of the Acquired Immunoglobulin, [*]. Simultaneously with the delivery of the written notice provided for by this Section 9.3(c), [*] of the Acquired Immunoglobulin, Merck shall pay, for each Acquired Immunoglobulin as to which Merck seeks the benefit of this Section 9.3(c), the Release Fee provided for in the following table:

[*]	Release Fee
[*]	US$	[*]
[*]	US$	[*]
[*]	US$	[*]
[*]	US$	[*]

Notwithstanding the foregoing provisions of this Section 9.3(c), in the event Merck or an Affiliate of Merck obtains complete Control of more than one Acquired Immunoglobulin in a single transaction or series of related transactions, then in lieu of complying with the provisions of this Section 9.3(c) for each such Acquired Immunoglobulin, Merck or such Affiliate of Merck may instead elect to treat all such Acquired Immunoglobulins as if they had been obtained through the acquisition of an Acquisition Entity and comply with the provisions of Section 9.3(b), which will thereby apply to all such Acquired Immunoglobulins.

(d) Upon receipt of the applicable fee in accordance with Section 9.3(b) or Section 9.3(c), as applicable, XOMA shall acknowledge in writing receipt of such payment and that the identified Acquired Immunoglobulin(s) shall, as of that date, be treated as Licensed Immunoglobulin(s) for all purposes under this Agreement. For each Acquired Immunoglobulin as to which the applicable notice is given and the applicable payment is made, it is understood that (i) the rights granted to Merck or its Affiliates hereunder do not release or waive any claim XOMA may have against any Third Party from whom Merck or its Affiliates obtained such Acquired Immunoglobulin (other than, where Section 9.3(b) applies and has been complied with, the relevant Acquisition Entity) or any person or entity acting in concert therewith; and (ii) all of the other rights and obligations of this Agreement, including, without limitation, those provided for in Article 4, shall apply to such Acquired Immunoglobulin as if Merck or its Affiliates, after the Effective Date, had [*], as applicable, such Acquired Immunoglobulin.

9.4 Waiver. No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.5 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision.

9.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

Merck:		Merck & Co., Inc.
One Merck Drive
P.O. Box 100 [*]
Whitehouse Station, NJ 08889
U.S.A.
Attn: [*]
Fax No: [*]

	and	Merck & Co., Inc.
One Merck Drive
P.O. Box 100 [*]
Whitehouse Station, NJ 08889-0100
Attn: [*]
Fax No: [*]

XOMA:		XOMA Ireland Limited
Shannon Airport House
Shannon, County Clare
Ireland
Attn: Company Secretary

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
U.S.A.
Attn: Geoffrey E. Liebmann

9.7 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or Merck as partners or joint venturers with respect to this Agreement. Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any Third Party.

9.8 Compliance with Laws. In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

9.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code (“Title XI”), licenses of rights to “intellectual property” as defined in Title XI. During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) upon such party’s written request following the commencement of such bankruptcy proceeding, unless the party subject to such bankruptcy proceeding, or its trustee or receiver, elects within [*] to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other party’s request following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceeding. If a party has taken possession of all applicable embodiments of the intellectual property of the other party pursuant to this Section 9.9 and the trustee in bankruptcy of the other party does not reject this Agreement, the party in possession of such intellectual property shall return such embodiments upon request. If a party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

9.10 Use of Name. Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 5, without the prior written consent of such other party.

9.11 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary in order to carry out the purposes and intent of this Agreement.

9.12 Arbitration.

(a) Solely with respect to any dispute between the parties (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of the XOMA Patent Rights) the parties shall negotiate in good faith and use reasonable efforts to resolve any such dispute. In the event that the parties, within [*] days do not fully resolve any such dispute, then either party may declare an impasse and initiate arbitration by giving notice to that effect to the other party and by filing the notice with the American Arbitration Association or its successor organization (“AAA”) in accordance with its Commercial Arbitration Rules, to which shall be added the provisions of the U.S. Federal Rules of Civil Procedure relating to the production of evidence and discovery. Such dispute shall then be settled by arbitration in New York, in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the parties, by a panel of three (3) neutral arbitrators experienced in the pharmaceutical business. Within [*] days after notice of initiation of arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator (who shall be a neutral arbitrator who is an attorney with at least ten (10) years experience in the pharmaceutical field) within [*] days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA.

(b) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 9.12 shall be construed, and the legal relations among the parties shall be determined in accordance with, the substantive laws of the State of New York. In addition, the arbitrators shall, with respect to the matter of legal interpretation of this Agreement, be bound by and subject to the relevant decisional law as determined by the Federal and state courts of New York, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations.

(c) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within [*] days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the parties, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 9.13(a).

(d) Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of the XOMA Patent Rights, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 9.12 shall be instituted.

(e) Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award.

(f) Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration [*].

(g) The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages.

(h) Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

9.13 Venue; Jurisdiction.

(a) Any action or proceeding brought by either party seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against either party in the courts of the State of New York. Each party (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and to the jurisdiction of any United States District Court in the State of New York, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any party or its successors or assigns, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction that may be called upon to grant an enforcement of the judgment of any such New York state or federal court.

(b) Process in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be served on any party anywhere in the world. Each party consents to service of process by registered mail at the address to which notices are to be given pursuant to Section 9.6. Nothing herein shall affect the right of a party to serve process in any other manner permitted by applicable law. Each party further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its liability.

(c) Each party agrees that it shall not, and that it shall instruct those in its control not to, take any action to frustrate or prevent the enforcement of any writ, decree, final judgment, award (arbitral or otherwise) or order entered against it with respect to this Agreement, and shall agree to be bound thereby as if issued or executed by a competent judicial tribunal having personal jurisdiction situated in its country of residence or domicile.

9.14 Force Majeure. Neither party shall be liable for failure of or delay in performing its obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such party. In the event of such force majeure, the party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

9.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.16 Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

IN WITNESS WHEREOF, XOMA and Merck have executed this Agreement in duplicate originals by duly authorized officers.

MERCK & CO., INC.			XOMA IRELAND LIMITED

By:	/s/ JUDY C. LEWENT		By:	/s/ ALAN KANE
	Name:	Judy C. Lewent		Alan Kane, Director
	Title:	EVP & CFO		duly authorized for and on behalf of
		Pres., Human Health Asia		XOMA Ireland Limited in the presence of:

/S/ GEOFFREY LIEBMANN

SCHEDULE 1.17

Existing Merck Collaborators

[*]

SCHEDULE 1.41

[*]

SCHEDULE 2.4

Materials to be Transferred Pursuant to Section 2.4

[*]

SCHEDULE 2.5

Form of Notice

XOMA owns a number of patents covering various aspects of bacterial antibody expression and phage display.

XOMA has licensed these patents on a non-exclusive basis to Merck.

Under the license agreement with XOMA:

•	Merck cannot provide materials, products or information to you without first showing you a redacted copy of its license from XOMA and this notice.

•	If you and Merck enter into a written agreement by which you become a “Merck Collaborator”, then you will be permitted to use Merck services and related products and information to research, develop and commercialize antibody products.

•	Merck Collaborators do not, however, have the right to produce commercial quantities of such antibodies using XOMA’s patented technology. Rather, Merck Collaborators only have the right to make research and development quantities of antibodies using the XOMA patent rights. Thereafter, unless a Merck Collaborator obtains a commercial production license from XOMA (which may be available), such Merck Collaborator must produce commercial quantities of antibodies using a method that does not infringe XOMA patent rights.

•	Therefore, if you and Merck enter into a written agreement, that agreement must contain certain provisions specified in the license agreement with XOMA, including:

•	Terms pursuant to which you, as the recipient of any transferred materials, would agree to abide by each of the limitations, restrictions and other obligations provided for by the license agreement with XOMA, including, without limitation, the restrictions on use of such transferred materials for purposes other than research and development.

•	A covenant not to use transferred materials for any purpose other than for research and development purposes otherwise authorized by the license agreement with XOMA.

•	An agreement by you to further dispose of transferred materials to a third party who otherwise meets the definition of a “Merck Collaborator” set forth in the license agreement with XOMA only if such third party executes a written agreement in which it undertakes all of the obligations applied to the transferring party.

SCHEDULE 3.3

Materials to be Transferred Pursuant to Section 3.3

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SCHEDULE 5.2

Redacted Copy of this Agreement

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